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                                                                    EXHIBIT 4(d)












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                             CMS ENERGY CORPORATION

                               STOCK PURCHASE PLAN

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
ARTICLE I - Definitions........................................................3
ARTICLE II - Participation.....................................................8
ARTICLE III - Dividend Reinvestment and Stock Purchase........................10
ARTICLE IV - Safekeeping Services for Deposited Common Stock..................14
ARTICLE V - Sale of Account Shares; Gift or Transfer of Account Shares........14
ARTICLE VI - Eligible Securities..............................................16
ARTICLE VII - Treatment of Accounts...........................................16
ARTICLE VIII - Certificates and Fractional Shares.............................20
ARTICLE IX - Concerning the Plan..............................................20
ARTICLE X - Administration of the Plan........................................21
ARTICLE XI - Plan Account.....................................................22
ARTICLE XII - Miscellaneous Provision.........................................22













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As of July 28, 2000, CMS Energy Corporation, a Michigan corporation (the
"Corporation"), hereby amends and restates its CMS Energy Corporation Stock Purchase Plan, as amended and restated effective July 28, 1995 (the "Plan"):

The Corporation desires to amend and restate the Plan to include more frequent and greater stock purchase opportunities and services in an effort to enhance its attractiveness to investors in all classes of the Corporation's common stock; and

The purpose of the Plan is to provide interested investors and holders of common stock of the Corporation and/or preferred stock of its subsidiary, Consumers Energy Company, a convenient, economical means of increasing their investment in the Corporation through (i) regular investment of cash dividends paid, (ii) optional cash investments and/or (iii) initial cash investments in shares of the Corporation's Common Stock.

                            ARTICLE I - DEFINITIONS

The terms defined in this Article I shall, for all purposes of this Plan, have the following respective meanings:


Account

The term "Account" shall mean, as to any Participant, the account maintained by the Administrator evidencing (i) the shares (and/or fractional shares) of Common Stock (a) purchased through the Plan and/or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof, and credited to such Participant and (ii) cash held in the Plan pending investment in Common Stock for such Participant.

Account Shares

The term "Account Shares" shall mean all shares (and/or fractional shares) of Common Stock credited to the Account of a Participant by the Administrator, which shall include shares deposited into the Plan pursuant to Section 4.1 hereof.







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Administrator

The term "Administrator" shall mean the individual (who may be an employee of the Corporation), bank, trust company or other entity (including the Corporation) appointed from time to time by the Corporation to act as Administrator hereunder.

Authorization Form

The term "Authorization Form" shall mean the documentation that the Administrator (i) shall require to be completed and received prior to an investor's enrollment in the Plan pursuant to Section 2.2 or 2.3 hereof or a Participant's changing his options under the Plan pursuant to Section 7.1 hereof, and (ii) may require to be completed and received prior to an optional cash investment pursuant to Section 2.4 hereof.

Automatic Investment Authorization Form

The term "Automatic Authorization Form" shall mean the documentation that the Administrator may require to be completed and received prior to an optional cash investment pursuant to Section 2.4 hereof.

CMS Energy Common Stock

The term "CMS Energy Common Stock" shall mean of common stock, $.01 par value, of CMS Energy.

Common Stock

The term "Common Stock," shall include (i) CMS Energy Common Stock, or (ii) any other class of common stock issued by the Corporation.

Corporation

The term "Corporation" shall mean CMS Energy Corporation.




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Corporation Share Purchase Price

The term "Corporation Share Purchase Price," when used with respect to newly issued shares of Common Stock, shall mean the average of the closing sales prices, of that Common Stock computed to three decimal places, as reported on the NYSE for the last three Trading Days preceding the purchase date.

Direct Deposit Authorization Form

The term "Direct Deposit Authorization Form" shall mean the documentation that the Administrator shall require to forward non-reinvested Dividends to the Participant's pre-designated bank, savings or credit union account pursuant to
Section 7.7 hereof.

Dividend

The term "Dividend" shall mean cash dividends paid on Common Stock or Preferred Stock.

Dividend Payment Date

The term "Dividend Payment Date" shall mean a date on which a cash dividend on shares of Common Stock or Preferred Stock is paid.

Eligible Securities

The term "Eligible Securities" shall mean those securities of the Corporation and its Subsidiaries, whether issued prior to, on or after the date hereof, set forth in Section 6.1 hereof, and such other securities the Corporation may designate, in its sole discretion, pursuant to Section 6.2 hereof.

Employee

The term "Employee" shall mean all employees (including part-time employees but excluding temporary and contract employees) of the Corporation and its subsidiaries.




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Exchange Act

The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Foreign Person

The term "Foreign Person" shall mean a Person that is a citizen or resident of, or is organized or incorporated under, or has its principal place of business in, a country other than the United States, its territories and possessions.

Independent Agent

The term "Independent Agent" shall mean an agent independent of the Corporation who satisfies applicable legal requirements (including, without limitation, the requirements of Regulation M promulgated under the Exchange Act) and who has been selected by the Corporation, pursuant to Section 10.6 hereof, to serve as an Independent Agent for purposes of making purchases and sales of Common Stock under the Plan.

Investments

The term "Investments" shall mean deposit of common stock into the Plan, initial payments or optional payments to purchase Common Stock through the Plan. (These can be automatic deductions from bank accounts, personal checks, money orders and other forms of U.S. funds payable to the CMS Stock Plan.)

Investment Date

The term "Investment Date" shall mean at least weekly (generally on Wednesday), the first Trading Day of the month (or as soon as practicable thereafter), and as soon as practicable after each Common Stock dividend payment date.

Market Share Purchase Price





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The term "Market Share Purchase Price," when used with respect to shares of
Common Stock purchased in the open market, shall mean the weighted average purchase price per share of the aggregate number of shares of each class purchased in the open market for an Investment Date (excluding any related brokerage commissions). The Corporation will pay all related brokerage commissions and service fees, however, the Participant will be responsible for all applicable taxes.

Market Share Sales Price

The term "Market Share Sales Price," when used with respect to shares of Common Stock sold under the Plan, shall mean the weighted average sales price per share (less brokerage fees and commissions, any related service charges and any transfer taxes) of the aggregate number of shares of each class sold in the open market for the relevant period.

Maximum Amount

The term "Maximum Amount" shall mean $250,000 per class of Common Stock per calendar year.

NYSE

The term "NYSE" shall mean the New York Stock Exchange.

Participant

The term "Participant" shall mean a participant in the Plan.

Person

The term "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate or unincorporated organization.

Plan

The term "Plan" shall mean the CMS Energy Corporation Stock Purchase Plan.





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Preferred Stock

The term "Preferred Stock", shall mean the preferred stock of Consumers Energy Company.

Request Form

The term "Request Form" shall mean the documentation that the Administrator shall require to be completed and received prior to a Participant's (i) sale of Account Shares pursuant to Section 5.1 hereof, (ii) gift or transfer of Account Shares pursuant to Section 5.2 hereof, (iii) withdrawal of whole Account Shares pursuant to Section 7.2 hereof (unless such Participant will be the record holder of such Account Shares after withdrawal), (iv) termination of participation in the Plan pursuant to Section 7.3 hereof, and (v) safekeeping of shares pursuant to Section 4.1 hereof.

Statement of Account

The term "Statement of Account" shall mean a written statement prepared by the Administrator and sent to each Participant which reflects (i) current transactions completed under the Plan, (ii) the number of Account Shares credited to such Participant's Account at the date of such statement, (iii) the amount of cash, if any, credited to such Participant's Account pending investment at the date of such statement and (iv) such additional information regarding such Participant's Account as the Administrator may determine to be pertinent to the Participant.

Trading Day

The term "Trading Day" shall mean any day on which trades are reported on the NYSE.

A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.


                           ARTICLE II - PARTICIPATION

Section 2.1. Participation. Any Person, whether or not a record holder of Common Stock, may elect to participate in the Plan; provided, however, that if such Person is a Foreign Person, he must provide




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evidence satisfactory to the Administrator that his participation in the Plan would not violate local laws applicable to the Corporation, the Plan or such Foreign Person.

An election by a Person to participate in the Plan shall be made by completing and returning to the Administrator an Authorization Form and (i) electing to have Dividends on Eligible Securities of which such Person is the record holder invested in the appropriate class of Common Stock pursuant to Section 2.2 hereof, (ii) depositing certificates representing Common Stock of which such person is the record holder into the Plan pursuant to Section 4.1 hereof or
(iii) making an initial Investment pursuant to Section 2.3 hereof.

Any Person who has met such requirements and has made and not revoked such election is herein referred to as a "Participant." A Participant may elect to participate in any or all of the forms of investment provided in Sections 2.2 through 2.4 hereof by submitting an Authorization Form designating such election to the Administrator; provided, however, that a Participant may elect to make optional Investments pursuant to Section 2.4 hereof or utilize the Plan's safekeeping services provided in Section 4.1 hereof by submitting to the Administrator a completed optional Investment stub attached to a Statement of Account in lieu of an Authorization Form.

Section 2.2. Dividend Reinvestment. A Participant may elect to have all or a portion of any Dividend on his Preferred Stock or Common Stock invested in shares (and/or fractional shares) of the appropriate class of Common Stock to be credited to his Account in lieu of receiving such Dividend directly. Any Dividends payable on CMS Energy Common Stock or on Preferred Stock will be invested only in CMS Energy Common Stock. If the shareholders authorize, and the Corporation issues, shares of any additional class or classes of Common Stock, any Dividend payable upon such class or classes will be invested only in the same class of Common Stock. If a Participant elects to reinvest only a portion of the Dividends received on shares of Common Stock or Preferred Stock, that portion of such Dividends not reinvested in Common Stock will be sent to the Participant by check in the manner otherwise associated with payment of such Dividends or by electronic direct deposit if the Participant has elected the direct deposit option provided in Section 7.7 hereof.

Section 2.3. Initial Investment. A Person not already a Participant may become a Participant by making an initial Investment of at least $500 per class of Common Stock being invested in accompanied by a completed Authorization Form. (This $500 minimum will be waived if a Person enrolls for automatic investment of at least $100 per month.) A Person who is already a registered shareholder of Common




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Stock, may become a Participant by completing and returning an Authorization
Form. Other than automatic deductions, payments shall be received by personal check or money order payable to CMS Stock Plan. Automatic investment instructions for an initial Investment must be received 10 days prior to the last business day of the month. Such payment will be invested in the class of Common Stock indicated on the Authorization Form, provided, however, that if no class of Common Stock is indicated on the Authorization Form, the initial Investment will be invested in CMS Energy Common Stock. An Employee not already a Participant may become a Participant by electing payroll deductions and completing an employee payroll deduction authorization form authorizing payroll deductions of at least $6.25 per pay period for employees paid weekly and at least $12.50 per pay period for employees paid semi-monthly.

Section 2.4. Optional Investments. A Participant may elect to make cash payments at any time or from time to time, to the Plan, by personal check or money order payable to CMS Stock Plan, or through automatic deductions from an account at a bank or other financial institution (generally on the last banking day of each month) for investment in Common Stock pursuant to Section 3.4 hereof; provided, however, that any Participant who elects to make optional Investments pursuant to this Section 2.4 must invest at least $25 for any single investment and may not invest more than the Maximum Amount. For purposes of determining whether the Maximum Amount has been reached, initial Investments shall be counted as optional Investments. A Participant may elect to purchase any class of Common Stock by making such optional Investments, but each single investment must be at least $25 per class of Common Stock. Optional Investments will be applied to the currently held class of Common Stock unless otherwise indicated. If the Participant holds more than one class of Common Stock, and no designation is made, the funds will be applied to CMS Energy Common Stock. Participants can elect automatic deductions of optional Investments by completing and returning the Automatic Investment Authorization Form at least 10 days before the end of the month.


             ARTICLE III - DIVIDEND REINVESTMENT AND STOCK PURCHASE

Section 3.1. Dividend Reinvestment. Dividends as to which reinvestment has been elected by a Participant shall be paid to the Administrator or its nominee on behalf of such Participant. Dividends shall be reinvested, at the Corporation's election, in either (i) newly issued shares of Common Stock purchased from the Corporation, or (ii) shares of Common Stock purchased in the open market.





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Section 3.2. Dividend Reinvestment in Newly Issued Shares. Dividend reinvestment in newly issued shares of Common Stock shall be governed by this Section 3.2. On an Investment Date with respect to which the Corporation elects to issue new shares to the Plan in order to effect the reinvestment of Dividends, the Corporation shall issue to the Administrator upon the Corporation's receipt of the funds described in (a) below, for crediting by the Administrator to the Account of a Participant, a number of shares (and/or fractional shares rounded to three decimal places) of Common Stock equal to (a) the amount of any Dividends paid to the Administrator on behalf of such Participant since the preceding Investment Date plus the amount of any Dividends paid to the Administrator on behalf of such Participant on such Investment Date divided by
(b) the Corporation Share Purchase Price with respect to the Investment Date. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for such Participants. No interest shall be paid on Dividends held pending reinvestment pursuant to this Section 3.2.

Section 3.3. Dividend Reinvestment in Shares Purchased in the Open Market. Dividend reinvestment in shares of Common Stock purchased in the open market shall be governed by this Section 3.3. On an Investment Date with respect to which the Corporation elects to effect reinvestment of Dividends in shares of Common Stock purchased in the open market, the Administrator shall (if it is an Independent Agent), or shall cause an Independent Agent to, apply the amount of any Dividends paid to the Administrator on behalf of the Participants since the preceding Investment Date plus the amount of any Dividends paid to the Administrator on behalf of the Participants on such Investment Date to the purchase of shares of Common Stock in the open market. Purchases in the open market pursuant to this Section 3.3 and Subsection 3.4.2 hereof may be, but are not required to be, made on the applicable Investment Date and should be completed as soon as practicable thereafter, or at a later date as necessary or advisable under applicable law, including without limitation any federal securities laws. Any Dividends to be reinvested in shares of Common Stock purchased in the open market pursuant to this Section 3.3 and Subsection 3.4.2 hereof not reinvested in shares of Common Stock within 35 days of receipt by the Administrator, or, if the Corporation is not the Administrator, by the Corporation, shall be promptly returned to the Participant by First Class Mail at his address of record. Open market purchases pursuant to this Section 3.3 and Subsection 3.4.2 hereof may be made on any securities exchange on which the Common Stock is traded, in the over-the-counter market or by negotiated transactions, and may be upon such terms and subject to such conditions with respect to price and delivery to which the Independent Agent (including the Administrator if it is also an Independent Agent) may agree. With regard to open market purchases of shares of Common Stock pursuant to this Section 3.3 and Subsection 3.4.2 hereof, none of the Corporation, the Administrator (if it is not also serving as the Independent Agent) or any




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Participant shall directly or indirectly have any authority or power to control, influence or direct the time, amounts, manner or price at which shares of Common Stock may be purchased, the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) or the selection of the broker or dealer (other than the Independent Agent) through or from whom purchases may be made, except that the timing of such purchases must be made in accordance with the terms and conditions of the Plan. For the purpose of making, or causing to be made, purchases of shares of Common Stock pursuant to this Section 3.3 and Subsection
3.4.2 hereof, and sales of Account Shares pursuant to Section 5.1 hereof, the Independent Agent shall be entitled to commingle each Participant's funds with those of all other Participants and to offset purchases of shares of Common
Stock against sales of shares of Common Stock to be made for Participants, resulting in a net purchase or a net sale of shares. The number of shares
(and/or fractional shares rounded to three decimal places) of Common Stock that shall be credited to a Participant's Account with respect to an Investment Date to which this Section 3.3 applies shall be equal to (a) (i) the amount of any Dividends paid to the Administrator on behalf of such Participant since the preceding Investment Date plus (ii) the amount of any Dividends paid to the Administrator on behalf of such Participant on such Investment Date less (iii) any Dividends to be returned to such Participant pursuant to this Section 3.3 divided by (b) the Market Share Purchase Price with respect to such Investment Date. Such shares shall be registered in the name of the Administrator or its nominee as custodian for the Participants. No interest shall be paid on Dividends held pending reinvestment pursuant to this Section 3.3.

Section 3.4. Optional and Initial Investments. Any optional and initial Investments received by the Administrator from a Participant at least one business day prior to an Investment Date shall be made, beginning on such Investment Date, in either (i) newly issued shares of Common Stock in the manner provided in Subsection 3.4.1 hereof, or (ii) Common Stock purchased in the open market in the manner provided in Subsection 3.4.2 hereof. Optional and initial Investments not received by the Administrator by the business day prior to an Investment Date need not be invested on such Investment Date; provided, however, that any such optional and initial Investments not invested on such Investment Date shall be invested beginning on the next succeeding Investment Date. Optional and initial Investments not invested in Common Stock within 35 days of receipt shall be promptly returned to the Participant. No interest shall be paid on optional and initial Investments held pending investment pursuant to this
Section 3.4.

Subsection 3.4.1 Newly Issued Shares. On an Investment Date with respect to which the Corporation elects to issue new shares of Common Stock to the Plan in order to effect the investment of optional and initial Investments, the Corporation shall issue to the Administrator upon the Corporation's receipt of the






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funds described in (a) below, for crediting by the Administrator to the Account of a Participant, a number of shares (and/or fractional shares rounded to three decimal places) of Common Stock equal to (a) the amount of any optional and/or initial Investments received by the Administrator from such Participant since the preceding Investment Date (excluding any amounts received from such Participant on the business day of such Investment Date but including any amounts received from such Participant on the preceding Investment Date that were not invested on the preceding Investment Date as set forth in Section 3.4 hereof) divided by (b) the Corporation Share Purchase Price with respect to the Investment Date. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for the Participants.

Subsection 3.4.2 Shares Purchased in the Open Market. On an Investment Date with respect to which the Corporation elects to effect the investment of optional and initial Investment in shares of Common Stock purchased in the open market, the Administrator shall forward to the Independent Agent funds equaling (i) the amount of any optional and/or initial Investments received by the Administrator from Participants and dividends to which reinvestment has been elected by Participants since the preceding Investment Date (excluding any amounts received from Participants on the business day of such Investment Date but including any amounts received from Participants on the preceding Investment Date as set forth in Section 3.4 hereof) less (ii) any optional and/or initial Investments to be returned to Participants pursuant to Section 3.4 and any Dividends to be reinvested to be returned to Participants pursuant to Section 3.3, for purchase of Common Stock in the open market. Such purchases shall be made in the manner set forth in this Article III. Such shares shall be registered in the name of the Administrator or its nominee as custodian for the Participants.

Subsection 3.4.3 Request to Stop Investment. If a written request to stop an optional or initial Investment is received by the Administrator from a Participant by the business day before the next Investment Date, any optional or initial Investments from such Participant then held by the Administrator shall not be used to purchase Common Stock and shall be returned to such Participant. If such a request is not received by the Administrator by the business day prior to an Investment Date, any such optional and/or initial Investments shall be used to purchase shares of Common Stock for such Participant's Account.








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          ARTICLE IV - SAFEKEEPING SERVICES FOR DEPOSITED COMMON STOCK

Section 4.1. Deposited Common Stock. A Participant may elect to have certificates representing shares of Common Stock of which the Participant is the record holder deposited into the Plan by completing a Request Form and delivering such certificates and Request Form to the Administrator. Shares of Common Stock so deposited shall be transferred into the name of the Administrator or its nominee and credited to the depositing Participant's Account. Dividends paid on shares of Common Stock deposited into the Plan pursuant to this Section 4.1 will be reinvested in the same manner as shares of Common Stock purchased under the Plan and credited to a Participant's account. If no other shares of Common Stock are credited to the Participant's Account, the Dividends will be fully reinvested unless a completed Authorization Form designates a different election.

Section 4.2. Withdrawal of Common Stock Deposited Pursuant to Section 4.1. Shares of Common Stock deposited pursuant to Section 4.1 hereof may be withdrawn from the Plan pursuant to Section 7.2 hereof.


     ARTICLE V - SALE OF ACCOUNT SHARES; GIFT OR TRANSFER OF ACCOUNT SHARES

Section 5.1. Sale of Account Shares. A Participant may request, at any time, that all or a portion of his Account Shares be sold by delivering to the Administrator a completed Request Form to that effect. The Administrator (if it is not also an Independent Agent) shall forward such sale instructions to the Independent Agent as soon as practicable once each week. (The intent is to forward sale instructions to the Independent Agent once each week.) The Independent Agent shall generally make such sales weekly or as soon as practicable (in accordance with stock transfer requirements and federal and state securities laws) after processing such sale instructions. As soon as practicable following the receipt of proceeds from such sale, the Administrator shall mail by First Class Mail to such Participant at his address of record a check in an amount equal to (a) the Market Share Sales Price multiplied by (b) the number of his Account Shares sold.

If instructions for the sale of shares of Common Stock on which Dividends are not being reinvested are received by the Administrator on or after the record date relating to a Dividend Payment Date but before the Dividend Payment Date, the sale will be processed as described above and a separate check for the Dividends will be mailed to the Participant following the Dividend Payment Date or will be directly deposited into the Participant's designated direct deposit account pursuant to Section 7.7 hereof. If




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instructions for the sale of shares of Common Stock on which Dividends are being reinvested are received by the Administrator on or after the record date relating to a Dividend Payment Date but before the Investment Date, and (i) if the Participants' sale instructions cover less than all of the shares of Common Stock credited to their Accounts, the sale will be processed as described above in the immediately preceding paragraph, the Dividends will be invested and the newly purchased shares will be credited to their Accounts or (ii) if the Participants' sale instructions cover all of the shares of Common Stock credited to their Accounts, the sale instructions will be processed and a check for the Dividend will be provided.

With regard to open market sales of Account Shares pursuant to this Section 5.1, none of the Corporation, the Administrator (if it is not also serving as the Independent Agent) or any Participant shall directly or indirectly have any authority or power to control, influence or direct the time, amounts, manner or price at which shares of Common Stock may be sold, the markets on which such shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions) or the selection of the broker or dealer (other than the Independent Agent) through or from whom sales may be made, except that the timing of such sales must be made in accordance with the terms and conditions of the Plan.

Section 5.2. Gift or Transfer of Account Shares. A Participant may elect to transfer (whether by gift, private sale or otherwise) ownership of all or a portion of his Account Shares to the Account of another Participant or establish an Account for a Person not already a Participant by delivering to the Administrator a completed Request Form to that effect or a stock assignment (stock power), acceptable to the Administrator.

Account Shares transferred in accordance with the preceding paragraph shall continue to be registered in the name of the Administrator as custodian and shall be credited to the transferee's Account. If the transferee is not already a Participant, an Account shall be opened in the name of the transferee. Unless otherwise requested by a transferee who is already a Participant on a completed Authorization Form, the reinvestment of Dividends on such transferred Account Shares shall be made in proportion to the reinvestment level (i.e., full, partial or none) of the transferee's other Account Shares. The Administrator shall deliver a Statement of Account to such transferee showing the transfer of such Account Shares into his Account. The transferor may request that the Administrator deliver to such transferee a gift certificate. The transferor may request that the Administrator send the gift certificate directly to such transferee or request that the Administrator deliver such gift certificate to the transferor for personal





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delivery to the transferee. The Administrator shall comply with any such request of a transferor relating to Statements of Account and/or gift certificates as soon as practicable following receipt of such request.

If a request for transfer with regard to shares of Common Stock credited to a Participant's Account on which Dividends are not being reinvested is received on or after the record date relating to a Dividend Payment Date but before the Dividend Payment Date, the transfer will be processed as described above, and a separate check for the Dividend will be mailed to the transferor following the Dividend Payment Date or will be directly deposited into the transferor's designated direct deposit account, pursuant to Section 7.7 hereof. If a completed request for transfer with regard to shares of Common Stock credited to a Participant's Account on which Dividends are being reinvested is received by the Administrator on or after the record date relating to the Dividend Payment Date but before the Investment Date, the Dividends will be invested in Common Stock through the Plan, and (i) if the Participant's transfer instructions cover less than all of the shares of Common Stock credited to his Account, the transfer will be processed as described above in the immediately preceding paragraph and the newly purchased shares of Common Stock will be credited to the transferor's Account or (ii) if the Participant's transfer instructions cover all of the shares of Common Stock credited to his Account, the transfer instructions will be processed following the Investment Date.


                        ARTICLE VI - ELIGIBLE SECURITIES

Section 6.1. Eligible Securities. The following equity securities of the Corporation and its subsidiaries shall be Eligible Securities:

                  (i)     Common Stock; and
                  (ii)    Preferred Stock.

Section 6.2. Additional Eligible Securities. The Corporation may from time to time or at any time designate other debt or equity securities of the Corporation and its subsidiaries as Eligible Securities by notifying the Administrator in writing of the designation of such securities as Eligible Securities.


                       ARTICLE VII - TREATMENT OF ACCOUNTS







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Section 7.1. Changing Plan Options. A Participant may elect to change his Plan reinvestment levels (i.e., full, partial or none) of Dividends by delivering to the Administrator written instructions or a new Authorization Form to that effect. To be effective for a Dividend payment, the Authorization Form must be received by the Administrator by the business day prior to the record date relating to such Dividend. If the Authorization Form is not received by the Administrator by the business day prior to the record date relating to such Dividend, such instructions shall not become effective until after such payment date. The shares of Common Stock purchased from the reinvestment of such Dividend shall be credited to the Participant's Account. After the Administrator's receipt of effective option changing instructions, Dividends as to which the reinvestment election has been revoked will be paid in cash or by direct deposit to the Participant's designated direct deposit account, if such Participant has elected the direct deposit option pursuant to Section 7.7 hereof.

Section 7.2. Right of Withdrawal. A Participant may, at any time or from time to time, withdraw from the Plan all or any part (other than fractions) of his Account Shares by delivering to the Administrator (i) appropriate written withdrawal instructions to that effect, if such Participant will be the record holder of such Account Shares after withdrawal or (ii) a completed Request Form or a stock assignment (stock power) to that effect, if the Participant will not be the record holder of such Account Shares after withdrawal. Subject to the limitations described in the immediately following paragraph, as soon as practicable following the Administrator's receipt of (i) appropriate withdrawal instructions or (ii) a completed Request Form or a stock assignment (stock power), as the case may be, which indicates the Participant's desire to withdraw certain of his whole Account Shares, the Administrator shall mail by First Class Mail to the Participant at his address of record, or to the address of any Person that the Participant designated, certificates representing such designated Account Shares.

If a request for withdrawal with regard to shares of Common Stock credited to a Participant's Account on which Dividends are not being reinvested is received on or after the record date relating to a Dividend Payment Date but before the Dividend Payment Date, the withdrawal will be processed as described above, and a separate check for the Dividend will be mailed to the Participant following the Dividend Payment Date or will be directly deposited into the Participant's designated direct deposit account, pursuant to Section 7.7 hereof. If a completed request for withdrawal with regard to shares of Common Stock credited to a Participant's Account on which Dividends are being reinvested is received by the Administrator on or after the record date relating to the Dividend Payment Date but before the Investment Date, and (i) if the Participant's withdrawal instructions cover less than all of the shares of Common Stock credited to his Account, the withdrawal will be processed as described above in the immediately





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

preceding paragraph, the Dividends will be invested in Common Stock through the Plan, and the newly purchased shares of Common Stock credited to his Account or
(ii) if the Participant's withdrawal instructions cover all of the shares of Common Stock credited to his Account, the withdrawal instructions will be processed and checks for the Dividends and for the sale of any fractional shares will be provided.

Withdrawal of Account Shares shall not affect reinvestment of Dividends on the shares withdrawn unless (i) the Participant is no longer the record holder of such shares, (ii) such reinvestment is changed by the Participant by delivering to the Administrator written instructions or an Authorization Form to that effect pursuant to Section 7.1 hereof or (iii) the Participant has terminated his participation in the Plan.

Other than transfers pursuant to Section 5.2 hereof, shares of Common Stock credited to a Participant's Account may not be pledged or assigned.

Section 7.3. Right of Termination of Participation. If a Participant's Request Form indicates the Participant's desire to terminate his participation in the Plan, the Administrator shall treat such request as a withdrawal of all of such Participant's whole Account Shares pursuant to Section 7.2 hereof. The Administrator, in addition to mailing certificates representing all whole Account Shares, if any, pursuant to Section 7.2 hereof, shall mail by First Class Mail to the Participant at his address of record checks for an amount equal to the sum of (i) the amount of cash credited to such Participant's Account pending investment in Common Stock and (ii) the cash value of any fractional shares of Common Stock credited to his Account. Such fractional shares shall be valued at the closing price on the NYSE for the trading day immediately preceding the date of termination.

Section 7.4. Stock Splits, Stock Dividends and Rights Offerings. Any shares or other securities representing stock splits or other non-cash distributions on Account Shares shall be credited to such Participant's Account. Stock splits, combinations, re-capitalizations and similar events affecting the Common Stock shall, as to shares credited to Accounts of Participants, be credited to such Accounts on a pro rata basis.

In the event of a rights offering, a Participant shall receive rights based upon the total number of whole shares of Common Stock credited to his Account.

Section 7.5. Shareholder Materials; Voting Rights. The Administrator shall send or forward to each Participant all applicable proxy solicitation materials, other shareholder materials or consent solicitation




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
materials. Participants shall have the exclusive right to exercise all voting rights respecting Account Shares credited to their respective Accounts. A Participant may vote the Account Shares credited to their respective Account in person or by proxy. A Participant's proxy card shall represent all Account Shares and shares of Common Stock of which he is the record holder. Account Shares shall not be voted unless a Participant or the proxy votes them.

Solicitation of the exercise of Participants' voting rights by the management of the Corporation and others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of Participants' tender or exchange offer rights by management of the Corporation and others shall also be permitted. The Administrator shall notify the Participants of each occasion for the exercise of their voting rights or rights with respect to a tender offer or exchange offer within a reasonable time before such rights are to be exercised. Such notification shall include all information distributed to the shareholders of the Corporation by the Corporation regarding the exercise of such rights.

Section 7.6. Statements of Account. As soon as practicable after any Account transaction or activity, the Administrator shall send to the Participant a Statement of Account reflecting (i) current transactions completed under the Plan, (ii) the number of Account Shares credited to such Participant's Account at the date of such statement, (iii) the amount of funds, if any credited to such Participant's Account pending investment at the date of such statement and
(iv) such additional information regarding such Participant's Account as the Administrator may determine to be pertinent to the Participant. As soon as practicable following a sale of Account Shares by a Participant, the Administrator shall deliver a confirmation to such Participant.

Section 7.7. Direct Deposit Option. A Participant may elect to have any Dividends on Account Shares not being reinvested in Common Stock pursuant to the Plan paid by electronic direct deposit to the Participant's pre-designated bank, savings or credit union account. To receive such direct deposit of funds, a Participant must complete, sign and return a Direct Deposit Authorization Form to the Administrator. Direct deposit will become effective as soon as practicable after receipt of a completed Direct Deposit Authorization Form. A Participant may change his designated direct deposit account by delivering written instructions or a completed Direct Deposit Authorization Form to the Administrator.



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

                ARTICLE VIII - CERTIFICATES AND FRACTIONAL SHARES

Section 8.1. Certificates. A Participant may, at any time or from time to time, request in writing to receive a certificate for all or a portion of his whole Account Shares and upon such request the Administrator shall promptly mail such certificate (in any event, within ten business days of the receipt of such written request) by First Class Mail to such Participant at his address of record; provided, however, that upon the mailing of such certificate the shares of Common Stock represented by such certificate shall no longer be Account Shares but shall remain reinvestment Eligible Securities (except to the extent such Participant has elected not to have Dividends reinvested in Common Stock).

Section 8.2. Fractional Shares. Fractional shares of Common Stock shall be credited to Accounts as provided in Article III hereof; provided, however, that no certificate for fractional shares shall be distributed to any Participant at any time; and provided, further, that the Corporation shall issue and sell only whole shares of Common Stock to the Administrator in respect of Dividends reinvested in, and purchases made by the Administrator hereunder of, newly issued shares.


                        ARTICLE IX - CONCERNING THE PLAN

Section 9.1. Suspension, Modification and Termination. The Corporation may at any time and from time to time, at its sole option, suspend, modify, amend or terminate the Plan, in whole, in part or in respect of Participants in one or more jurisdictions; provided, however, no such amendment shall decrease the Account of any Participant or result in a distribution to the Corporation of any amount credited to the Account of any Participant. Upon complete termination of the Plan, the Accounts of all Participants (or in the case of partial termination of the Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate his participation in the Plan pursuant to Section 7.3 hereof, except that any fraction of a share of Common Stock shall be valued as of the trading date immediately preceding the date on which the Plan is terminated. The Administrator shall promptly send each affected Participant notice of such suspension, modification or termination.

Section 9.2. Rules and Regulations. The Corporation may from time to time adopt such administrative rules and regulations concerning the Plan as it deems necessary or desirable for the administration of the Plan. The Corporation shall have the power and authority to interpret the terms and the provisions of the

Plan and shall interpret and construe the Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of the Plan and applicable law.

Section 9.3. Costs. All costs of administration of the Plan shall be paid by the Corporation. The Participants will bear the cost of any brokerage commissions, any related service charges and applicable taxes incurred in connection with open market sales of shares of Common Stock made under the Plan. The Corporation shall pay any brokerage commissions and charges incurred in connection with any purchase of shares of Common Stock made under the Plan. Any applicable taxes incurred in connection with such open market purchase shall be borne by the Participants.

Section 9.4. Termination of a Participant. If a Participant does not have at least one whole Account Share, the Participant's participation in the Plan may be terminated by the Corporation, in its sole discretion, upon written notice to such Participant by mail at his address of record. Additionally, the Corporation, in its sole discretion, may terminate any Participant's participation in the Plan after written notice mailed in advance to such Participant at his address of record. Upon such termination, the Account of such Participant shall be treated as if he had elected to terminate his participation in the Plan pursuant to Section 7.3 hereof, except that any fraction of a share of Common Stock shall be valued as of the trading date immediately preceding the date on which such Participant's participation is terminated.


                     ARTICLE X - ADMINISTRATION OF THE PLAN

Section 10.1. Selection of an Administrator. The Administrator shall be appointed by the Corporation. The Administrator's appointment to serve as such may be revoked by the Corporation at any time. The Administrator may resign at any time upon reasonable notice to the Corporation. In the event that no Administrator is appointed, the Corporation shall be deemed to be the Administrator for purposes of the Plan. The Corporation is presently the Administrator.

Section 10.2. Compensation. The officers of the Corporation shall make such arrangements regarding compensation, reimbursement of expenses and indemnification of the Administrator and any Independent Agent as they from time to time deem reasonable and appropriate.

Section 10.3. Authority and Duties of Administrator. The Administrator shall have the authority to undertake any act necessary to fulfill its duties as set forth in the various provisions of the Plan. Upon receipt, the Administrator shall deposit all Dividends, optional and initial Investments in a segregated bank account. The Administrator shall maintain appropriate records of the Accounts of Participants.

Section 10.4. Liability of the Corporation, the Administrator and Any Independent Agent. The Corporation, the Administrator and any Independent Agent shall not be liable for any act done in good faith, or for the good faith omission to act in administering or performing their duties with respect to the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant's Account upon such Participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased or sold for a Participant's Account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares.

Section 10.5. Records and Reports. The Administrator shall keep appropriate records concerning the Plan, Accounts of Participants, purchases and sales of Common Stock made under the Plan and Participants' addresses of record and shall send Statements of Account and confirmations to each Participant in accordance with the provisions of Section 7.6 hereof.

Section 10.6. Selection of Independent Agent. Any Independent Agent serving in such capacity pursuant to the Plan shall be selected by the Corporation, and the Administrator and the Corporation, or either of them, shall, subject to the provisions of Section 3.3 hereof, make such arrangements and enter into such agreements with the Independent Agent in connection with the activities contemplated by the Plan as the Administrator and the Corporation, or either of them, deem reasonable and appropriate.

Section 10.7. Restriction on Changes to the Plan. The Corporation shall not change basis for determining the amount of its contributions to the Plan or the basis for determining the frequency of its allocations to the Plan, or any formula specified in the Plan that determines the amount or timing of Common Stock to be purchased by the Independent Agent more than one time in any 3-month period. Any such exercise of its right to change such aspects of the Plan must be based on a recorded determination by the Corporation's Board of Directors or Chief Financial Officer that the Corporation's need to raise capital has changed, or there is another valid reason for such a change in the capital structure of the Corporation or of one if its major subsidiaries.

                            ARTICLE XI - PLAN ACCOUNT

Section 11.1. Creation of the Plan Account. The Corporation shall establish a non-interest bearing segregated account at a commercial bank organized under the laws of the United States or any state, which commercial bank must have assets in excess of $500,000,000.

Section 11.2. Requirements of the Plan Account. The Plan account must be held for the benefit of the Participants, and cannot be subject to any liens, any creditor claims, or any other claims against the Corporation. Furthermore, the Plan account cannot be subject to bankruptcy proceedings if the Corporation files for bankruptcy under federal or state law. All Dividends, optional Investments and initial Investments shall be promptly transmitted by the Administrator in that certain non-interest bearing account (together with all Dividends, optional Investments and initial Investments deposited therein from time to time).


                     ARTICLE XII - MISCELLANEOUS PROVISIONS

Section 12.1. Controlling Law. This Plan shall be construed, regulated and administered under the laws of the State of Michigan.

Section 12.2. Acceptance of Terms and Conditions of Plan by Participants. Each Participant, by completing an Authorization Form and as a condition of participation herein, for himself, his heirs, executors, administrators, legal representatives and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Corporation and the Administrator hereunder.









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